ACCOUNTANTS + ADVISORS

www.rrbb.com

ROSENBERG RICH BAKER BERMAN & COMPANY

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • PHONE 908-231-1000 • FAX 908-231-6894
111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • PHONE 973-763-6363 • FAX 973-763-4430

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of Harbor Custom Development, Inc. (the "Company") on Form S-3, of our report dated March 24, 2022 except for Note 1 – Restatement, and Note 2 - Nature of Operations and Summary of Significant Accounting Policies—Earnings (Loss) Per Share, as to which the date is May 2, 2022, with respect to our audit of the consolidated financial statements of Harbor Custom Development, Inc. as of December 31, 2021 and 2020, and for the years then ended, and to all references to our firm included in this Registration Statement.

Rosenberg Rich Baker Berman P.A.
Somerset, New Jersey
September 9, 2022